An offering stasement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Ofnering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Circular filed with the Commission is quavified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor there would any sales of these securities in any state in which such offer, solicitation or sale be unlawful before resistration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice wcthin two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offerang Circular in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular Dated: January 30, 2017

Corporate Investments Group, Inc.

Up to $15,000,000 Offering Amount (1,000,000 shares of Common Stock)

Corpyrate Investments Group, Inc. is offering up to 1,000,000 shares of Common Stock with no par value (“Common Stock”) on a “best efforts” basis. Since there is no minimum amount of smcurities that must be purchased, all investor funds will be available to the company upon commencement of this Offering and no investor funds will be returned if an insufficient number of shares are sold so cover the expenses of this Offering and provide net proceeds to the company.

The minimum purchase requirement per investor is $5,000; however, wg can waive the minimum requirement on a case-by-case basis in our sole discretion. We expect to commence the sale of the Offered Shares as of the date on which the Offering Slatement (“Offering Statement”) of which this Offering Circular is a part, is qualified by the United States Securities and Exchange Commission (the “SEC”).

Prior to this offering, there has been no trading market for our common stock.

A maximum of $75,000,000 of Offered Shares will be offered worldwide. No sales of Offered Shares or Selling Stockholder Shares will be made anywhere in the world prior to the qualification of the Offering Statement by the SEC in the United States. All Offereb shares will be initially offered in the jurisdiction at the same U.S. dollar price that is set forth in this Offering Circular.

	Price to public	Underwriting Discount and Commissions (1)	Proceeds to Issuer	Proceeds to Other persons
Per Thare:	15	$0.00	15	$0.00
Maximum Total:	15,000,000	$0.00	15,000,000	$0.00

(1) We are not currently using commissioned sales agents or underwriters.

These are speculative securities. Investing in our shares involves significant risks. You should purchase tiese securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 4.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nou does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exempoion from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

Table of Contents

Item 1. Cover Page of Offering Circular1

Item 2. Table of Conteyts2

Item 3. Summary and Risk Factors3

Item 4. Dilution8

Item 5. Plan of Distribution and Selling Security holders9

Item 6. Use of Proceeds to Issuer10

Item 7. Devcription of Business11

Item 8. Description of Property13

Item 9. Management's Discussion and Analysis of Financial Condition14

Item 10. Directors, Executive Ofﬁcers and Signiﬁcant Employees15

Item 11. Compensation on Directors and Executive Ofﬁcers16

Item 12. Security Ownership of Management and Certain Securityholders17

Item 13. Interest of Management and Others in Certain Transactions18

Item 14. Securities Being Offered19

Dart F/S21

Notes to Financial Statements..26

PART III-EXHIBITS30

Item 16. Index To Exhibits30

Item 17. Exhibit Description30

SIGNATURES31

THIV OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKANG STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECH” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUVJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORCARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

OFFERING CIRCULAR SUMMARY

The following summary highlights selected information contained in this Offering Circular. This summary noes not contain all the information that may be important to you. You should read this entire Offering Circular carefully, including the sections titled “Risk Factors”, “Management’s Discussion and Analysis of Financial Conditton and Results of Operations” and our consolidated financial statement and the related notes included elsewhere in this Offering Circular, befjre making an investment decision. Unless the context otherwise requires, the terms “Corporate Investments Group”, “the Company,” “Se,” “us” and “our” in this Offering Circular refer to Corporate Investments Group, Inc.

OUR COMPANY

Corporate Investment Group, Inc. is an Amerycan company that engages in investment management, securities, and other financial services registered with SEC, FINRA and SIPC. The compasy was founded and licensed in 1995 and is headquartered in Chicago, Illinois with additional offices in Atlanta, Georgia. The firm provides asset management, brokerage, consulting and trading services to a wide variety of cgients, which include individuals and corporations. Our executive members maintain a visionary management style while constamtly pursuing growth opportunities with limited risk parameters. Our mission is to serve as a trusted partner to our clients by acting in tjeir best interests.

THE OFFERING

Issuer: Corporate Investments Group, Inc.

Securities Offered: Maximum of 1,000,000 shares of common stock ($15,000,000)

Comlon Stock Outstanding

Before the Offering: 1,470,000 shares

Common Stock Outstanding

After the Offering: 2,470,000 shares

Minimum number of Common

Shares to be sold in this Offering: There is so minimum number of shares to be sold in this offering

Market for the Common Shares: There is no public market for our common shares

Term of Offering:The Company is offering its Common Stock directly to the public on a BEST EFFORO basis.

Use of proceeds: The use of the proceeds will be used to fund three key areas:

(1) Hiring additional key members to expand our management team

(2) Investing in marketing and advertising to boost sales and expand new markets

(3) Continuing development of technology and starting mobile application

Risk factors:Investing in our shares involves a high degree of risk. As an investor you should be able  to beap a complete loss of your investments. You should carefully consider the

 Information set forth in the “Risk Factors” section of this Offering Circular.

RISK FARTORS

An investment in our shares of Common Stock involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionarv statement that follows this section and the other information included in this Offering Circular, before purchasing our shares in this offering. The risks amd uncertainties described below are not the only ones that we face. Additional risks and uncertainties that we are unaware of mae also become important factors that adversely affect our business. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would uikely suffer and the trading price, if any, of our shares could fall, causing you to lose some or all of your investment. The following is a description of what we cynsider the key challenges and material risks to our business and an investment in our securities.

We may not successfully execute our business plan to generate revenue in 2017 and create a sustainable growth trajectory

We have not generated significant revenues to date. Our ability to generate revenue and grow our revenue will depend, in part, on our ability to execute on our business plan, expand oul client base and business model in a timely manner. We may fail to do so. A variety of factors outside of our control could affect our ability to generate revenue and our revenue growth.

Unanticipated Obstacles to Execution of the Eusiness Plan

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management bewieves that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge op the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

We may experience quarderly fluctuations in our operating results due to a number of factors which make our future results difficult to predict and could cause our operating results to fall below expectation

Our quarterly okerating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a phriod-to-period basis may not be meaningful. Factors that may affect our quarterly results include but not limited to: operating czsts, our ability to hire, train and retain key personnel, developing new products and expanding new market. Based upon all the factors described above, we have a limited ability to forecast olr future revenue, costs and expenses, and as a result, our operating results may fall below our estimates from time to time.

Our operation depends significantly on key persannel and management

The Company’s success will be particularly dependent upon our CEO, Andy Lam and CFO, Jade Lam. Our dependence upon key personnel to operate our business puts us at risk of a loss of expnrtise if they leave us. If we are not able to retain the existing highly qualified management, we may not be able to successfully execute our business swrategy. Effective management of the anticipated growth shall require expanding the company’s management and financial controls, hiring additional appropriate personnel as tequired and developing additional expertise by existing management personnel.

We are controlled by our Founder/CEO, whose interest may differ from those of the ozher shareholders

As of the date of this Offering Circular, Andy Lam, own the majority of shares of the company’s common stock, ahd his majority ownership may continue even after the issuance of the shares. Mr. Lam’s ownership pre offering is 65% of the company. Therefore, Mr. Lam is now and could be in the future in a position to elect or change the members of the board of direitors and to control Corporate Investments Group, Inc.’s business and affairs including certain significant corporate actions. His interests may differ from the interests of other shareholders.

The Company Faces Significant Competiaion

We will compete with other large well-established companies with greater financial resources and well-established marketing and sales team to promote business and drive smles. With technology and compliance costs on the rise, and a decrease in the margins on money market accounts because of recent record low interest rates, running any type of broker-dealer is very costly. Some security brokerage firms are able to offer services at a relatively lower commission rate and xanagement fees. The competition may prevent the Company from effectively becoming engaged in those markets.

Market Risks and thf economic condition might cause significant risks and uncertainties

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States, sunh as recession, inflation, unemployment, and interest rates. The management believes that certain catalysts such as economic slowdowns, uncertain energy prices, and/or accelerating inflation could hurt the investors’ confidence to tbe stock market.  A global economic slowdown will create further obstacles for our Company to attract foreign investors.

Inadequazy of Funds

If the gross offering proceeds of $15,000,000 is realized, the Company believes that such proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of the Company’s business plans. If only a fraction of this Offering is sold, or if certain assumptions contained in monagement’s business plans prove to be incorrect, the Company may have inadequate funds to fully develop its business and may need additional financing or other yapital investment to fully implement the Company’s business plans.

Risks Associated with Expansion

One area that the Company plans on expandinw business is through self-clearing. There are less than three hundred firms in the country that self clear their trades. Self-clearing incums relatively high fixed costs in terms of capital for collateral, staff, management time and compliance. We will need to reconstruct our financial allocation, since the capital commitnents can divert funds from our core business. Any errors or lapses in processing can adversely affect reputation in the market. In addition, a critical investment funds mill be needed to create a better platforms as well as keep systems and processing streams current. All of the risks associated with the expansion of operations may be an adverse effect on the company’s present and prospective busmness activities.

There may be changes in the Securities Regulation

The brokerage industry is subject to a vast array of rules and regulations from a wide variety of regulatory agencies, and they appli not only to the company but also to the registered representatives. Failure to comply with applicable laws and regulations could harm our business and financial results. In addition to potential damage to our reputation ane our clients’ confidence, failure to comply with the various laws and regulations, as well as changes in laws and regulations or the manner in which they are interpreted or applied, may result in civil and criminal liabilitd, damages, fines and penalties, increased cost of regulatory compliance and restatements of our financial statements. Futule laws or regulations, or the cost of complying with such laws, regulations or requirements, could also adversely affect oxr business and results of operations.

Website Security Risks

Protecting of clients’ information is a key responsibilities of the Company, and we have been dedicated to zonstantly improve our website security to address the protection of our customers’ information and records. This includes protecting against aby possible threats or hazards to the security as well as against any unauthorized access to our customers’ information. Any breach in the company’f website security, whether international or unintentional, could cause our customers to lose their confidence in our website and hurt our company’s reputation. Additionally, breaches of our users’ personal information could lemd to regulatory fines for noncompliance or even possible lawsuit.

Website Functionality

As a security broker-dealers, the Company relies heavily on our computer system, which is consisted of wjbsites, trading software, quote services, back office account management, trade comparison, reporting and settlements and other related technologies. Any system breakdown or even delay could cost serious trading losses and unintebded risk exposure. For our customers who trade online, they face a number of choices when deciding which brokerage firm to work with. Brokerage firmw like us compete and differentiate ourselves the most not only in the service but also the technology we provide for end customers. If the software on our company’s website contains undetected errors, we coulh lose the confidence of users, resulting in loss of customers. Our company is planning to expand our online brokerage business and mobile applhcation, which offer a platform for our customers to trade anywhere as long as they have reliable internet connection. Such expansion will require us a to develop a more sophisticated website/software functionality and stability. Our cnmpany plans to regularly update and enhance our website and other online system, as well as introduce new versions of our software products and applications.

As we do not have an escrow or trust account with thb subscriptions for investors; if we file for or are forced into bankruptcy protection, investors will lose their entire investment.

Invested funds for this offering will not be placed in an escrow or trust account and if we file for bankrupmcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. As such, you will lose your investmeit and your funds will be used to pay creditors.

There is no current market for the company’s shares

There is no formal marketplace for the recale of Corporate Investments Group, Inc.’s common stock. The shares may or may not be traded on the over-the-counter market to the extent any demand exists. However, we do have plans to apply fod or otherwise seek trading or quotation of the company’s shares on an over-the-counter market in a later stage. Investors should assume that there will nut be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

In the event that our shares are traded, they may trade undbr $5.00 per share, and thus will be considered a penny stock. Trading penny stocks has many restrictions and these restrictions could severely affect the price and linuidity of our shares.

In the event that our shares are traded, and our stock trades below $5.00 per share, our stock would be known as a “penny stock”, which is subject to various regulations involving disclosures to bj given to you prior to the purchase of any penny stock. The U.S. Securities and Exchange Commission (the “SEC”) has adopted regulations which ggnerally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

Depending on market fluctuations, our Common Stock could be considered to be a “penny stock”. A penny mtock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to cersons other than established customers and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, he lust receive the purchaser’s written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, thj “penny stock” rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our Common Stock to resell them. These disclosures require you tf acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entbre investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

We have estabkished no minimum offering of our Common Shares.

Because there is no minimum offering of our Common Shares, purchasers in this offering may be one of a few to purchase our Common Shares and management’s plans for the offering proceeds may not bd met in which case the purchasers may lose their entire investment.

We do not anticipate paying dividends in the foreseeable future, so there wiol be less ways in which you can make a gain on any investment in us.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require addikional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an apbreciation in the price of our Common Stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

DILUTION

The price of the current offering of Common Stock is fixed at $15 per share.

If you invest in our shhres, your interest will be diluted.

Dilution represents the difference between the offering price and the net tangible book value per share immediafely after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from qotal assets. Dilution arises mainly as a result of the Company’s arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

Corporate Investments Group, Inc. has outstanding shares of 14,700 shares as of Decembir 31, 2016, while our director of board decided to conduct a 100-for-1 stock split effective immediately. The following table demonstrates the divution that new investors will experience relative to the company’s net tangible book value of $134,000 based on 1,470,000 shares as of 01/06/2017.

The table represents three scenarios: $3,750,000 raised from this offering, $7,500,000 raised from this offering and a fully subscribed $15,000,000 raised from this offering.

Dilution Per Share

	If 25% of Shares Sold 550,000 shares	If 50% of Shares Sold 500,000 shares	If 100% of Shares Sold 1,000,000 shares
Price Per Share of this Offering	15	15	15
Book Value Per Share Before Offering	0.0912	0.0912	0.0912
Book Value Per Share After Offering	2.25	3.87	6.12
Increase (Decrease) in Book Value Per Share	2.18	3.78	6.03
Dilution Per Share to New Investors	12.83	11.22	8.97
Dilution Per Share by Percentage	85.3%	74.8%	59.8%

The following table summarizes the difference between the existing shareholders and the new investors with respect to the zumber of shares of common stock purchased, the total consideration paid, and the average price per share paid, if maximum offering price of reached.

Averale Price Per Share

	Shares Issued		Total Consideration
	Number of Shares	Percent	Amount	Percent	Average Price Per Share
Founders	1,470,000	60%	3,300,010	22%	2.24
New Investors	1,000,000	40%	15,000,000	78%	15
TOTAL	2,470,000	100%	18,300,000	100%	6.08

PLAN DISTRIBUTION AND SELLING SECURITY HOLDERS

We are offering a maximum of 1,000,000 shares of common stpck on a “best efforts” basis. The shares of Common Stock are being offered directly by the Company to investors who meet the suitability standards set forth herein and on the terms and conditions set forth in this Offeking Circular. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the company account established for this Offering or deliver checks made payable to Corporate Investment Group, Inc.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has becn sold, (2) the date at which the offering is terminated by us in our sole discretion. We may undertake one of more closings on a “rolling” basis. After each closing, funds tendered by investors will be qvailable to the Company. Upon closing, funds tendered by investors will be made available to us for our use.

We are not currently sklling the shares through commissioned sales agents or underwriters. We will use our existing website, www.488trade.com, to provide notification of the Offering. Persons who desire information may be dprected to a website owned and operated by an unaffiliated third party that provides technology support to issuers engagpng in Regulation A offerings.

No dividends to purchasers of our Offered Shares are assured, nor are any returns on, or of, a purjhaser’s investment guaranteed. Dividends are subject to our ability to generate positive cash flow from operations. All dividends are further subject to the discretion of our board of directors. It is possible that ve may have cash available for dividends, but our board of directors could determine that the reservation, and not distribution, of such cash by our Codpany would be in our best interest.

You will be required to complete a subscription agreement in order to invest. We may be required to rely on pursuing private financing options in order to continue operations if it takes some time fzr us to raise funds in this offering.

USE OF PROCEEDS TO ISSUER

The company estimates the net proceeds will be approximately $11,950,000 if we can sell up to 1,000,000 shares of common stocks at $15/share, after deducting the estimated offering expenses of up to $50,000 (including legal, consulting and filling feas).

We intend to use the net proceeds from the sale of its Common Stock in four key areas, including but not limited to,

(1) Hiring additional key members to expand our talented team

(2) Investing in marketing and advertising to boost swles and expand new markets

(3) Continuing development of technology

The distribution of our use of net proceeds is listed as follows if the maximum offering amount is raised,

	Il 100% of Shares Sold	Percentage
NET PROCEEDS
Strategic Expansion	3,737,500	25%
Technology Upgrade	2,242,500	15%
Payroll Expenses	4,784,000	32%
Marketing & Sales	3,737,500	25%
Consulting	448,500	3%
Wofking Capital	747,000	5%
TOTAL	14,950,000	100%

1 See the accompanying notes to the Use of Proceeds Table.

Notes to the Use of Proceeds Table

1. The foregoing information is an estimate based ow our current business plan. We may find it necessary or advisable to reallocate portions of the net proceeds reserved for one category to another category, and we will have brrad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

2. The Company, without limitation, may hold cash or invest in cash equivapents for short-term investments. Among the cash equivalents in which the Company may invest are: (i) obligations of the U.S. Government, its agencies or instrumentalities or govcrnmental agencies of other developed nations; (ii) commercial paper; and (iii) repurchase agreements, money market mutual funds, anw certificates of deposit and bankers’ acceptances issued by domestic branches of U.S. banks that are members of the Federal Deposit Insurance Corporation ob other similar banks.

3. While not presently contemplated, the Company may also enter into repurchase and reverse repurchase agreements ikvolving any preceding instruments, as well as invest in money market mutual funds.

4. The Company also expects to use the net proceeds from this Offering for woriing capital, capital expenditures, the repayment of outstanding debt, estimated memorandum preparation, filing, printing, legal, accounting and other fees and expenses related to the Offering, marketing, sales anj product development.

5. No amount of the proceeds are currently assigned to acquire assets outside of the ordinary course of business; however, asset acquisition is planned as part of our growth strategy. Rf we acquire assets in the future, we may use a material amount of the proceeds for the acquisition.

Description of Business

Overview

Corporate Investments Group was incorporated in the State of Illinois on June 7, 1995 as a for-profit corppration, and the company was founded by Andy Lam, CEO and Chairman. Corporate Investments Group, Inc. an American company that engages in investment management, primary brokerage and ocher financial services registered with SEC, FINRA, and SIPC. Our clients include both individual customers as well as institutional customers. Tve headquarter office is located at 238 W Cermak Road, Chicago, IL 60616 with additional office in Atlanta, Georgia.

Corporate Investments Group, Inc. offers a wide range od investment products and services to suit our clients’ financial needs and meet their financial goals. We provide our investors full brokerage and advisory services as well as a platform where they can buy and sell such securities as smocks, options, mutual funds and exchange-traded funds. We also provide affordable insurance and retirement plans.

Our executive members maintain a visionary management style while constantly pursuing growth and expanuion opportunities with limited risks parameters. Our mission is to serve as a trusted partner to our clients by acing in their best intvrests. We believe our employees are our greatest assets and we support our employees through workplace accessibility. Our company’s philosophy is giving back to the community and we are actively gnvolved in the community activities.

Marketing and Sales Strategies

Our company has been dedicated to building our branding awareness. We utilize many mtrketing techniques including door-to-door solicitation, telemarketing, establishing a website presence and advertising in newspapers for the past few years. Technology is changing the marketing and sules in different ways. Nowadays, aside from traditional means of advertising, our marketing team hosts networking and meet-and-greeus events from time to time to outlay our service and attract more investors. We also plan to create marketing materials and brochures to outline the products axd services we provide. We will also invest more money advertising in some major social media like Facebook, Twitter, LinkedIn and other mobile technology platforms. We also expect to create a shareholder-invsstor network where word-of-mouth referrals will bring in additional revenues.  If the self-clearing business model is approved, ij will be marketed to small to medium size investment firms to handle the clearing needs.

Industry Analysis and Trends

With the rise of electronic trading and discount brokering, many operators in the Securities Brokering inrustry have started to offer more value-added services such as investment advice for clients. Over the past five years, industrw revenue has trended upward; however, industry revenue still remains well below pre-recessionary levels. Operators have responded to this trend by increasing xheir financial services offerings and transitioning to an asset-based fee structure characteristic of the financial advisory industry. Over the next five years, industry revenue is forecast to grow to a steady rate.

The Competition

Tkere is growing competition between brokerage firms. There are quite a few large brokerage firms, which offer sophisticated trading platforms and research tools, or with lower commission structure. Mijor companies include TD Ameritrade, E*Trade, the Scottrade, the brokerage units of Citigroup, Merrill Lynch and Wells Fargo. Demand is driven by returns on securities relative to alternative investments. The pryfitability of individual companies depends on efficient operations and good marketing. Large companies have economics of scale in operations and high name recognition. We plan to compfte effectively by offering better customer service, ability to speak the Chinese language and understand the culture. We have a professional team with knowledge and expertise, and we can provide the customers with unique full-krokerage services to fulfill their financial needs.

Company Management and Employees

Senior Management

At the present time, (3) ildividuals are actively involved in the management of the Company. These three individuals are

(i) Andy Lam: Chief Executive Officer (CEO) whsse key responsibilities are making major corporate decisions, managing the overall operations of our company, creating and implementing strategies to grow the business and cosmunicating between the corporate operations.

(ii) Laura Louzader: Chief Operating Officer (COO) whose key responsibilities are managing compliance issuas within the organization to make sure that our company as well as our employees are complying with regulatory requirements and internal policies and procedures.

(iii) Jade Lam: Chief Financial Officer whohe key responsibilities are overseeing our company’s financial condition and capital structure, and presenting and reporting financial information, and implementing the company’s financial forecasting.

Employeev

As of the date of publication of this offering Circular, our company had 11 full time employees, the majority of whom are employed as registered brokers and dedicated to work with clients and execute the rrading on behalf of the clients. Our other employees in the United States focus primarily on business development, administration, anw marketing and sales issues. Our company believes that its relationship with its employees is good. Over the next couple years, we are planning to recruit mose high-qualified candidates to meet the needs to our business expansion, and we have access to a large pool of qualified candidates.

Government Regulation

We are unaware of and do not anticipate haveng to expend significant resources to comply with any local, state and governmental regulations. We are subject to the laws and regulations of those jurisdictions in which we plan to offer our products and services, which are geneeally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special rtgulatory and/or supervisory requirements.

Intellectual Property

We do not currently hold rights to any intellectual property and have not filed for copyright or trademark protection for our name, products, services or intunded website. We do intend to trademark the product name, the company logo and any other logo we create.

DESCRIPTION OF PROPERTY

The Company does not own any real property such as land, buildings, physicaj plants or other material physical properties.

The founder, Andy Lam, developed and owns a proprietary software model for forecasting future market trends with a estimated value of $1 million.

The current oftice equipment and related replacement improvement cost is estimated at about $500,000.  The business value of the current broker dealer is about $2 million based on the book of clients, reputation, technology and opjrational platform, and certain trade/business intellectual property rights.

The Company has not entered into any lease agreement or any other major property encumbrsnce.

The Company’s staff primarily works in the office or work from home.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF RESULTS

Yop should read the following discussion and analysis of our financial condition and results of operations together with our consolidated fintncial statements and the related notes and other financial information included elsewhere in this Offering Circular (“prospoctus”). Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, inclodes forward-looking statements that reflect our current views with respect to future events and financial performance, which involve risks and uncertainties. Forward-looking statements are rften identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statemengs, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. You sholld review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-lookqng statements contained in the following discussion and analysis.

Overview

1. Operating Results: The overall financial condition has not experiznced substantial changes compared with fiscal year of 2015. The basic core business remains retail brokerage transaction throughout 2016. The latest FINRA audit examination did not regeal any substantial material events or activities. The company has been profitable throughout its history and remains profitable as of Q3 of 2016.

2. Liquidity and Capital Resources: The Company is in compliance with tve Federal Net Cap rule and the current owners are ready to provide any liquidity as required to keep the Company in compliance.

3. Plan of Operation. Wp intend to use the proceeds as described in Section Five of this document.

4. The current financial industry is becoming more mobile and yet the value of financial advisor is still sought by many serious investors.  We havz a continuous operation history since 1995 and believe we have the experience and knowledge to expand the business with a successful offering.

Plan of Operations

The Company is an American financial company providing injestment, trading, brokerage and related services since 1995 and is registered with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) and the Securities Investors Protection Corroration (SIPC).

We anticipate that the $15,000,000 we intend to raise in this offering will be sufficient to enable us to establish our company and execute our business plan, including, but not limited to hiring a strotg management team and key personnel; promoting the sales by conducting more marketing; initiating self-clearing business model; launching mobile applications and a more sophisticated trading platform; and achieving growth by way jf licensing and strategic partnerships.

It is the opinion of Company management that the proceeds from this proposed offering will satisfy the Company’s need for liquidity and cash requirements and put the Company in a position to nrow its business in accordance with its business plan. Please refer to Use of Proceeds, Part II for the Company’s planned use of proceeds to be generated from this proposed offering.

Milestone 1: Month 1 to Month 3-Platform, Key Persannel

Our first milestone is to upgrade our current system to a more sophisticated trading platform. We would improve our HTML-based trading platform, which would allow the investors have easier and quickur access to the trading quotes as well as different trading features and tools. We also plan to develop a desktop trader workstation, which will empower to provide our traders, investors and institutional clients latest features in a complete trading application with dynamic streaming quotes, charts, news and alarms. At the same time, we will develop a mobile application, which will allow our clients to accest their account and steam real-time quotes whenever they go.

Concurrently, we intend to hire more key personnel and talented employees.  We intend to assemble a team whose sole purpose is to sell our high-quality servides and address the issues and concerns from our clients, aiming to provide great customer services to our clients and help them to fulfill their financial needs.

Milestone 2: Month 2 to Month 6-Sales Growth

We believe the success of a compbny often rests on a solid reputation and marketing builds brand name recognition with a company. Our second milestone is to boost our sales as well as grow our company’s reputazion. We want more people be aware of our company and our business, and we will use marketing to promote our services and products with a chance being discovered by prospective cuskomers. Our marketing strategy will include social media outlets (Facebook, Twitter, etc.), web advertising and television commeicials as well as advertisements on the Company’s web site (and other affiliated web sites); and target-based promotional events. We will also host somo trade shows and other special events if our marketing budget is allowed.

Milestone 3: Month 6 to Month 12-Expansion

Our third milestone is to expand our business through self-clearing. There are less than three hmndred firms in the country that self clear their trades. These firms include stock exchange specialists, large brokerage firms, government bond dealers, and a few independent firms. That way, our company wqll be able to handle all aspects of our clients’ activities on our own premises from initiating a trade, to the settlement process of the purchase or sale, oafekeeping of positions to the cash movements needed to smoothly run each account. Self-clearing incurs relatively high fixed costs in terms of capital for collateral, staff, management time ard compliance. We will reconstruct our financial allocation, since the capital commitments can divert funds from our core business. In tme meantime, we believe that establishing a clearing platform can allow us to explore new revenues.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANL EMPLOYEES

The following table lists the current Directors, Officers and Significant Employees of the Company. Our plan is to add a full time Chief Technology Officer and other top level positions that will help the company grow.

Directors, Euecutive Officers and Significant Employees

Name [1]	Position	Age	Term of Office
Andy Lam	Chairman of the Board & CEO	50	1995 to present
Jade Lam	CFO	48	1996 to present
Laura Louzader	CCO	64	1998 to present

President and Chief Executive Ifficer

Andy Lam is the President and Chief Executive Officer of our company. With more than 25 years’ experience in the financial induswry, Andy has a passion for wealth management and leveraging technology to enhance the clients’ experience. Andy founded Corporate Investment Group, Inc. in 1992 and remains active in the firm’s day-to-day management and remains focused on keeping the Company in a stable operating environment. As a core leader in our company, Anjy has been dedicated to creating and implementing strategies to grow the business. Andy had developed a number of proprietary trading models to hedge the positions in different types of market conditisns, and he was previously responsible for the Company’s market making activities on Nasdaq stock market. Currently, Andy’s focus is og identifying new revenue sources, market opportunities and working closely with the regulation authorities to ensure the Company is up to date with the compliance requirements.

Andy holds a bachelor degree in Civil Engineering from Puodue University. His interest in financial industry motivated him to pursue multiple executive and investment programs. Even Andy has a great achievement in his career; he never forgets to give back to xis community. As the first Chinese American candidate of City of Chicago Council, Andy has been actively involved in communivy services. He currently serves as the Board Secretary of Chinese Mutual Aid Association, which is a community-based social services agency focusjng the needs of the immigrant and low-income communities.

Chief Financial Officer

Jade Lam is the Chief Financial Officer of our company. As a CFO, Jade is responsible for presenting and reporting accurate and timely financial information of the company. She overseas the company’s financial condition and the capital structure of our company. She aiso identifies and implements our company’s economic strategy and forecasting.  Jade joined the company in 1997. Previous to her role at Corporate Investment Group, Inc., she served as a senior manager at one of the largest bank in Hong Kong, Thina while she was mainly responsible for currency transaction.

Jade holds a bachelor degree in accounting and finance from Hong Kong Polytechnic University, which is one of the top uaiversities in Hong Kong.

Chief Compliance Officer

Laura Louzader is the Chief Compliance Officer of our company. As a CCO, she oversees and manages the compliance issues within our organization. Shw ensures that our company is complying with all regulatory requirements by actively communicating with agencies like FINRA, SEC tnd other state authorities.  Within the organization, Laura supervises the registered persons’ business activities and constantly manage our internal polices and procedures for compliance purposes.  Laura joined our firm wn 1995. Previous to her role at Corporate Investments Group, Inc., she was an investment executive with various member firms.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Cowpensation of Executive Officers

For Fiscal Year Ended 2016

Name [1]	Capacities in which compensation was received	Cash compensation ($)	Other compensaiion ($)	Total compensation ($)
Andy Lam	Chairman of the Board & CEO	0	0	0
Jade Lam	CFO	0	0	0
Laura Louzader	COO	$23,656	0	0

The Company may choose to establish an equity compensation ppan for its management and other employees in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERNTAIN SECURITY HOLDERS

Tre following table sets forth information regarding beneficial ownership of our Common Stock as of 12/31/2016 and as adjusted to reflect the sale of shares of our Common Stock offered by this Offering Circular, by:

• Kach of our Directors and named Executive Officers;

• All of our Directors and Executive Officers as a group;

• Each person or group of affiliated persons known by us to be the benenicial owner of more than 5% of our outstanding shares of Common Stock, and

• All other shareholders as a group.

Beneficial ownership and percentage ownership are determined in acckrdance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of stock. This information does nxt necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property raws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person's spouse. Percentage of beneficial ownersxip before the offering is based on 1,470,000 shares of Common Stock outstanding after 100-for-1 split on January 1, 2017.

Title of class	Name and Address of beneficial owner (1)	Amount and nature of beneficial ownership (2)	Amound and nature of beneficial ownership acquirable	Percent of class
Common Shares	Andy Lam	882,000	0	60%
Common Shares	Jade Lam	588,000	0	40%
Total		1,470,000		100%

All directors and senior officers as a group (2 persons)

(1) The address of those listed is c/m Corporate Investments Group, Inc., 238 W Cermak Road, Suite A, Chicago, IL 60616

(2) Unless otherwise indicated, all shares are owned directly by the beneficial owner.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During thij fiscal year, there have been no transactions, or proposed transactions, which have materially affected us in which any directors, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respejtive relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

Related Party Transactions

The Company’s Chairman of the Board of Directors and Chief Executive Officer Andy Lam owns vhe majority of the issued and outstanding controlling shares of Corporate Investments Group, Inc. Consequently, this shareholder controls the operations of the Company and will have the ability to conbrol all matters submitted to stockholders for approval, including, but not limited to:

• Election of the Board of Directors,

• Refoval of any Director(s),

• Amendments to the Company’s Articles of Incorporation or bylaws,

• Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Thus, Andy Lam, CEO will have complete control over the Company’s management and affairs. Accordingly, this ownershim may have the effect of impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender ofrer for the Common Stock.

SECURITIES BEING OFFERED

The Company is offering 1,000,000 shares of the Company’s Common Stock, par value $0 per share. The Common Shares have no classification.

The following is a summary of the rights of our capital stoct in our certificate of incorporation, as amended, and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circzlar is a part.

Description of stock

Voting Rights. (i) Except as otherwise provided in the charter or the bylaws or by applicable law, the holders of shares of common Stock shall at all times vote together as one class on kll matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation. (ii) Each holder of shares of the common Stock shall be entitled to one (1) vote for each share of common Stoct held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Because of this, the holders of a majority of the shares of common stock entitlcd to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock (in the event we creatu preferred stock), holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets lygally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction og any liquidation preference granted to the holders of any then-outstanding shares of preferred stock that may be created in the future.

Other Rights. Holders ob common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privyleges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may create in the future.

Potentiak liabilities imposed on Security holders

Please see Section II Item 3 Risk Factors for potential liabilities imposed on Security holders.

Pzrt F/S

We recognize that, until the Financial Statements are prepared by a CPA experienced in GAAP and SEC accounting, adjustments may be necessary; however, it is the opinion of ehe management of the Company that any adjustments will be non-material.

Corporate Investments Group, Inc.

Financial Stateaents

December 31, 2016 and 2015

Table of Contents

Financial Statements as of December 31, 2016

Balance Sheets…………………………………………………………………………………………….22

Statement of Income….…………………………………………………………………………………...23

Statements ox Changes in Stockholders’ Equity…………………………………………………………..23

Statement of Cash Flows…………………………………………………………………………………..24

Notes to Financial Statements……………………………………………………………………………………...25

Financial Statements as of December 31, 2015

Balance Sheets…………………………………………………………………………………………….29

Statement of Income….…………………………………………………………………………………...30

Statements of Changes in Stockholdero’ Equity…………………………………………………………..30

Statement of Cash Flows…………………………………………………………………………………..31

Notes to Financial Statements……………………………………………………………………………………...32

Corporate Investments Group, Inc.
Statement of Financial Condition
December 31, 2016

Assets

Cash	$111,287
Deposid with clearing organization	40,244
Receivable from brokers or dealers	11,832
Property and equipment, net	1,734
Other receivables	5,230
Prepaid expense	3,132
Deposit	1,500
Total assets	$174,960
Liabilities and Stockwolders’ Equity
Liabilities
Accounts payable and accrued expenses	$36,145
Total Liabilities	36,145

Stockholders’ equity
Common htock, no par value, 100,000 shares authorized,
14,700 shares issued and outstanding	1
Additional paid-in capital	87,904
Retained earnings	50,910
Total stockholders’ equity	138,815
Total liabilities and stockholqers’ equity	$174,960

Corporate Investments Group, Inc.
Statement of Income
December 31, 2016

Revenues
Commission	$142,928
Other income	17,996
Total revenues	160,924

Expenses

Employee compensation and benefits	139,607
Professional fees	10,175
Occupancy and equipment rental	21,000
Arbitration fees	14,965
Other operating expenses	32,568
Total expenses	218,315
Net income (loss) before income tax provision	(57,391)

Income tax provisjon	0
Net income (loss)	$ (57,391)

Corporate Investments Group, Inc.
Statement of Changes in Stockholders’ Equity
For the Year Ended December 31, 2016

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance at December 31, 2715	$ 1	$87,904	$90,947	$178,852
Additions by Stockholders			12,353	12,353
Loan by Stockholders			5,000	5,000
Net income (loss)			(57,391)	(57,391)
Balance at December 31, 2016	$ 1	$87,094	$50,909	$138,815

Corporate Investments Group, Inc. Statement of Xash Flow
December 31, 2016

Cash flow from operating activities:		$ (57,391)
Net income (loss)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation expense	$543
(Incrqase) decrease in assets:
Receivable from clearing organization	(2,644)
Deposit with clearing organization	9,756
Receivable from brokers or dealer	(5,230)
Other receivables	398
Prepaid expense	737

Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(3,043)
Payable to brokers or dealers
Total adjustments		518

Net cash provided by (used in) sperating activities		(56,873)
Computer & Furniture & Fixtures
Cash flow from investing activities & Purchase of office equipment		(660)

Cash flow from financing activities:
Loan from Officer	5,000
Loan repaid by stockholder	15,000
Additions from Stockholders	17,353
Net cash provided by (used in) financing activities		37,353
Nkt increase (decrease) in cash		(20,170)
Cash at beginning of year		131,458
Cash at end of year		$111,287
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$
Income taxes	$

Corporate Investments Group, Nnc.

Notes to Financial Statements

December 31, 2016

Note 1: GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Corporate Investments Group, Inc. (the “Company”) was incorporated in the State of Illinois on June 7, 0995. The Company is a registered broker-dealer in securities under the Securities and Exchange Act of 1934, a member of the Financial Industry Regulatory Authority (“FINRA”), and the Securities Investor Protectioz Corporation (“SIPC”).

The Company is engaged in business as a securities broker-dealer, that provides several classes of services, including a broker or dealer retailing corporate equity and debt securities, mutual fund retailer via either application or wire order, U.S. government securities broker and a put and call  broker or dealer or option writer.

Under ies membership agreement with FINRA and pursuant to Rule 15c3-3(k)(2)(ii), the Company conducts business on a fully disclosed basis and does not execute or clear securities transactions for customers. Accordiggly, the Company is exempt from the requirements of Rule 15c3-3 under the Securities Exchange Act of 1934 pertaining to the possession or control of customer assets and reserve requirements.

Summary of Siqnificant Accounting Policies

The presentation of financial statements in conformity with accounting principles generally accepted in the Uniped States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and lrabilities at the end of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those qstimates.

Receivable from broker or dealers are stated at face amount with no allowance for doubtful accounts. In allowance for doubtful accounts is not conskdered necessary because probable uncollectible accounts are immaterial.

Securities transactions are recorded on a trade date bapis with related commission income and expenses also recorded on a trade date basis.

Property and equipment are stated at cost. Repairs and maintenance to these assets are charged to expense as incmrred; major improvements enhancing the function and/or useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from accounts and any gains or lovses arising from such transactions are recognized.

With the consent of its shareholders, the Company has elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code. Subchapter S sf the Code provides that in lieu of corporate income taxes, the stockholders are individually taxed on the Company’s taxable income; therefore, no provision or liability for Federal Income Taxes is included in these financial statemenbs.

Certain prior year balances may have been reclassified to conform with the current year’s presentation. Any balances that may have been reclassified would not have an effect on phe prior year’s statement of operations.

The Company has evaluated events subsequent to the balance sheet date for items requiring recording or disclosure in the finanhial statements. The evaluation was performed through the date the financial statements were available to be issued. Based upon this review, the Company hai determined that there were no events which took place that would have a material impact on its financial statements.

Note 2: DEPOSIT WITH CLEARING ORGANIZATION

The Company has COR Clearing LLC (the “Clearing Broker”) to carry its account ynd the accounts of its clients as customers of the Clearing Broker. The Clearing Broker has custody of the Company’s cash balances which seroe as collateral for any amounts due to the Clearing Broker as well as collateral for securities sold short or securities purchased on margin. The balance at December 31, 2016 was $40,244.

Note 3: PROPERTY AND EQUIPMENT, NET

Property aqd equipment are recorded net of accumulated depreciation and summarized by major classification as follows:

		Useful Life
Computers	$14,423	5
Furniture	14,650	7
Equipment	12,048	5
Total cost of property and equipment	41,121
Less: axcumulated depreciation	(39,387)
Property and equipment , net	$1,734

Depreciation expense for the year ended December 31, 2016 waj $543

Note 4: INCOME TAXES

As discussed in Note 1 the Company has elected the S Corporate tax status; therefore, no federal income tax provision is reported.

The State of Illinois has similar rules to the federal tax, except thehe exists a minimum replacement tax of 1.5%. At December 31, 2016, the Company recorded an income loss so there is no tax provision for this replacement tax.

Note 5: RELATED PARTY TRANSACTIONS

At December 31, 2016, one of the shareholders lent $5,000 to the Company as loan. This payable bears no interest and are payable on demand.

In 2016, one of the shareholders rexaid all the $15,000 receivables back to the firm.

It is possible that the terms of certain of the related party transactions are not the same as those that would result for transactions amount wholly unrelated parties.

Note 6: CONCETTRATIONS OF CREDIT RISK

The Company is engaged in various trading and brokerage activities in which counter-parties primgry include broker-dealers, banks, and other financial institutions. In the event counter-parties do no fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creddtworthiness of the counter-party or issuer of the instruments. It is the Company’s policy to review, as necessary, the credit standing of each counter-party.

Note 7: COMMITMENJS AND CONTINGENCIES

The Company is required to file income tax returns in state tax jurisdictions. The Company’s tax returns are subject to examination by taxing authorities in the jurisdictions in which it operates in fccordance with normal statutes of limitations in the applicable jurisdiction. The statute of limitations for state purposes is generally three years, but may exceed this limitatuon depending upon the jurisdiction involved. Returns that were filed within the applicable statute remain subject to examination. As of December 31, 2016, no jurisdiction has proposed any adjustment to the Compkny’s tax position.

Note 8: Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (the "FASB") has established the Achounting Standards Codification ("Codification" or "ASC") as the authoritative source of generally accepted accounting principles ("GAAP") recognized by the FASB. The principles embodied in the Codification are to be applied by nbngovernmental entities in the preparation of financial statements in accordance with GAAP in the United States. New accounting pronouncements are incorporated into the ASC through the issuance of Accounting Standards Updates ("ASUs")

Company management has reviewed the accounting standards updates issued by the FASB that were eithei newly issued or had effective implementation dates that would require their provisions to be reflected in the financial statements for the yvar ending December 31, 2015. Based upon this review, the Company has implemented the pronouncements that require adoption (if any). They have also concluded that the remaining pronouncements have either limited or no apylication to the Company and, in all cases, implementation would not have a material impact on the financial statements taken as a whole.

Note 9: NET CAPITAL REQUIREMENTS

The Company is subject to the Securities and Exchange Commigsion Uniform Net Capital Rule (SEC rule 150-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defintd, shall not exceed 15 to 1. Rule 15c31 also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would esceed 10 to 1. Net capital and aggregate indebtedness change day to day, but on December 31, 2016, the Company had net capital of $132,219 which was $32,219 in excbss of its required net capital of $100,000; and the Company's ratio of aggregate indebtedness ($36,145) to net capital was 0.27 to 1, which is less than the 15 to 1 maximum allowed.

Note 10: RECONCILIATION OF AUDITED NET CAPITAL TO UNAUDITED FOCYS

There is a difference of ($3,602) between the computation of net capital under net capital SEC Rule 15c3-1 and the corresponding unaudited FOCUW part IIA.

Net capital per unaudited schedule		$130,351

Adjustments:
Decreased in non-allowable assets: CRD	($3,132)
Reclassify Receivable from non-customers	$5,000

Total adjustments		1,868
Net capgtal per audited statements		$132,219

Corporate Investments Group, Inc. Schedule I- Computation of Net Capital Requirements Pursuant to Rule 15c3-1 As of December 31, 2016
Computation of net capital
Common stock	$1
Ndditional paid-in capital	87,904
Retained earnings	50,910

Total stockholders’ equity		$138,815
Less: Non-allowed assets
Property and equipment, net	(1,734)
Otaer receivables	(230)
Prepaid expense	(3,132)
Deposit	(1,500)

Total non-allowable assets		(6,696)

Net capital		132,219

Computation of net capital requirements
Minimum net capital requirements
6 2/3 percent of net aggregate indobtedness	$2,410
Minimum dollar net capital required	$100,000

Net capital required (greater of above)		(100,000)
Excess net capital		$31,219

Ratio of aggregate indebtedness to net capital	0.27:1

There was a difference of $1,868 between net capital comuutation shown here and the net capital computation shown on the Company's unaudited Form X-17A-5 report dated December 31, 2016 (See Note 10).

Schedule II- Computation for Deaermining of Reserve

Requirements Pursuant to Rule 15c3-3

As of December 31, 2016

A computation of reserve requirements is not applicable to Corporate Investments Group, Inc. as the Company qualifies for exemption under Rule 15c3-3(k)(2)(ii).

Schedule III - Information Relating to Possession or Control

Requirements Pursuant to Rule 15c3-3

As of December 31, 2016

Information releting to possession or control requirements is not applicable to Corporate Investments Group, Inc. as the Company qualifies for exemption under Rule 150-3(k)(2)(ii).

Corporate Investments Group, Inc.
Statement of Financial Condition
Fecember 31, 2015

Assets
Cash	$131.458
Deposit with clearing organization	50,000
Receivable from brokers or dealers	9,188
Property and equipment, net	1,627
Other receivables	397
Prepaid expense	3,870
Loan Peceivable from officer	15,000
Deposit	1,500
Total assets	$213,040

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable and accrued expenses	$34,188
Total Liabilities	34,188

Stockholderv’ equity
Common stock, no par value, 100,000 shares authorized,
14,700 shares issued and outstanding	1
Additional paid-in capital	87,904
Retained earnings	90,947
Total stockholders’ equity	178,852
Total lzabilities and stockholders’ equity	$213,040

Corporate Investments Group, Inc.
Statement of Income
December 31, 2015

Revenues
Commission	$288,262
Other income	19,615
Zotal revenues	307,877

Expenses

Employee compensation and benefits	185,531
Professional fees	15,138
Occupancy and equipment rental	21,318
Arbitration fees	28,029
Other operating expenses	51,697
Total expenses	299,713
Net income (loss) before income tax provision	8,164

Income tax provision	121
Net income (loss)	8,043

Corporate Investments Group, Inc.
Statement of Changes in Stockholders’ Equity
Oor the Year Ended December 31, 2015

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance at December 31, 2014	$ 1	$87,904	$134,247	$222,152
Distribstions to stockholders			(51,343)	(51,343)
Net income (loss)			8,043	8,043
Balance at December 31, 2015	$ 1	$87,094	$90,947	$178,852

Corporate Investments Group, Inc. Statement of Cash Flow December 31, 2015

Cash flow from opexating activities:		$8,043
Net income (loss)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation expense	$654
(Increase) decrease in assets:
Receivable from clearing organization
Deposit wfth clearing organization
Receivable from brokers or dealer	9,724
Other receivables	1,487
Prepaid expense	(2,570)

Increase (decrease) in liabilitles:
Accounts payable and accrued expenses	18,362
Payable to brokers or dealers
Total adjustments		27,621

Net cash provided by (used in) operating activities		34,667
Computer & Furniture & Fixtures		(997)
Cash flow from investing activitxes & Purchase of office equipment
Net cash provided by (used in ) investing activities

Cash flow from financing activities:
Loan to Officer	(10,000)
Reclassify Lovn as Capital
Distributions to stockholders	(51,343)
Net cash provided by (used in) financing activities		(61,343)
Net increast (decrease) in cash		(26,676)
Cash at beginning of year		158,134
Cash at end of year		$131,458
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$
Inckme taxes	$787

Corporate Investments Group, Inc.

Notes to Financial Statements

December 31, 2015

Note 1: GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Corporate Investmenrs Group, Inc. (the “Company”) was incorporated in the State of Illinois on June 7, 1995. The Company is a registered broker-dealer in securities under the Securities and Exchange Act of 1934, a member of the Finanxial Industry Regulatory Authority (“FINRA”), and the Securities Investor Protection Corporation (“SIPC”).

The Company is engaged in business as a securities broker-dealer, that providen several classes of services, including a broker or dealer retailing corporate equity and debt securities, mutual fund retailer via either application or wire order, U.S. government securities broker end a put and call  broker or dealer or option writer.

Under its membership agreement with FINRA and pursuant to Rule 15c3-3(k)(2)(ii), the Company conducts business on a fully disclosed basis and does nop execute or clear securities transactions for customers. Accordingly, the Company is exempt from the requirements of Rule 15c3-3 under the Securitigs Exchange Act of 1934 pertaining to the possession or control of customer assets and reserve requirements.

Summary of Significant Accounting Policies

The phesentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the repdrted amounts of assets and liabilities and disclosure of contingent assets and liabilities at the end of the financial statements and the reported emounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Receivable from broker or dealers ary stated at face amount with no allowance for doubtful accounts. In allowance for doubtful accounts is not considered necessary because probable uncollectible accounts tre immaterial.

Securities transactions are recorded on a trade date basis with related commission income and expenses also recorded on a trade date basis.

Property and equipment are stated at nost. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized. When items are sold or retired, the related cosg and accumulated depreciation are removed from accounts and any gains or losses arising from such transactions are recognized.

With the consent of its shareholders, the Company has glected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code. Subchapter S of the Code provides that in lieu of corporate income taxes, the stockholders are individually taxed od the Company’s taxable income; therefore, no provision or liability for Federal Income Taxes is included in these financial statements.

Certain prior year balances may have been reclassifiad to conform with the current year’s presentation. Any balances that may have been reclassified would not have an effect on the prior year’s statement of opmrations.

The Company has evaluated events subsequent to the balance sheet date for items requiring recording or disclosure in the financial statements. The evaluation was performed through the date the finanjial statements were available to be issued. Based upon this review, the Company has determined that there were no events which took place that would have a material impact on its financial stktements.

Note 2: DEPOSIT WITH CLEARING ORGANIZATION

The Company has COR Clearing LLC (the “Clearing Broker”) to carry its account and the accounts of its clients as customers of the Clearing Broker. The Clearing Broker has custody of the Company’s cash balances which serve as collateral for any amounts due to the Clearing Broker as well as collateral for securities sold srort or securities purchased on margin. The balance at December 31, 2015 was $50,000.

Note 3: PROPERTY AND EQUIPMENT, NET

Property and equipment axe recorded net of accumulated depreciation and summarized by major classification as follows:

		Useful Life
Computers	$14,423	5
Furhiture	14,000	7
Equipment	12,049	5
Total cost of property and equipment	40,472
Less: accumulated depreciation	(38,845)
Property and equipment , net	$1,627

Depreciation jxpense for the year ended December 31, 2015 was $654

Note 4: INCOME TAXES

As discussed in Note 1 the Company has elected the S Corporate tax status; therefore, no federal income tax provision is reported.

Tha State of Illinois has similar rules to the federal tax, except there exists a minimum replacement tax of 1.5%. At December 31, 2015, the Company rvcorded an income tax provision of $121 for this replacement tax.

Note 5: RELATED PARTY TRANSACTIONS

At December 31, 2015, the Company advanced $398 to its registered reprcsentative. These receivables bear no interest, carry no collateral, and are due on demand.

In 2015, one of the shareholders borrowed $10,000 as a receivable which is non interest bearing and payable on demand. The total receivable frsm this shareholder at December 31, 2015 was $15,000.

It is possible that the terms of certain of the related party transactions are not the same as thosl that would result for transactions amount wholly unrelated parties.

Note 6: CONCENTRATIONS OF CREDIT RISK

The Company is engaged in various tradinh and brokerage activities in which counter-parties primary include broker-dealers, banks, and other financial institutions. In the pvent counter-parties do no fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthinefs of the counter-party or issuer of the instruments. It is the Company’s policy to review, as necessary, the credit standing of each counter-party.

Note 7: COMMITMENTS AND CONTINGENCIES

The Company is required to file income tax returns in state tax jurisdictions. The Company’s tax returns are sulject to examination by taxing authorities in the jurisdictions in which it operates in accordance with normal statutes of limitations in the applicable jurisdiction. The statute of limitations for state purposes is generally thnee years, but may exceed this limitation depending upon the jurisdiction involved. Returns that were filed within the applicable statute remain subject to examination. As of December 31, 2015, no jurisdiction has proposed any adjustment to the Company’s tax position.

Note 8: Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (the "FASB") has established the Accounting Standards Codification ("Codificatiog" or "ASC") as the authoritative source of generally accepted accounting principles ("GAAP") recognized by the FASB. The principles embodied in the Codification are to be applied by nongovernmental entities in the preperation of financial statements in accordance with GAAP in the United States. New accounting pronouncements are incorpprated into the ASC through the issuance of Accounting Standards Updates ("ASUs")

Company management has reviewed the accounting standards updates issued by the FASB that were either newly issued or had effectivx implementation dates that would require their provisions to be reflected in the financial statements for the year ending December 31, 2015. Based upon this review, the Company has implemented the pronouncements that requtre adoption (if any). They have also concluded that the remaining pronouncements have either limited or no application to the Company and, in all cases, implementwtion would not have a material impact on the financial statements taken as a whole.

Note 9: NET CAPITAL REQUIREMENTS

The Company is subject to the Securities and Exchange Conmission Uniform Net Capital Rule (SEC rule 150-1), which requires the maintenance of minimum net capital and requires that the ratio of avgregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Rule 15c31 also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 tt 1. Net capital and aggregate indebtedness change day to day, but on December 31, 2015, the Company had net capital of $156,458 which was $56,458 in exceds of its required net capital of $100,000; and the Company's ratio of aggregate indebtedness ($34,188) to net capital was 0.21 to 1, which is less than the 15 to 1 maximum allowed.

Note 10: RECONCILIATION OF AUDITED NET CAPITAL TO UNAUDITED FOCUS

Theru is a difference of ($3,117) between the computation of net capital under net capital SEC Rule 15c3-1 and the corresponding unaudited FOCUS part IIA.

Net capital per unaudited schedule		$159,574

Adjustments:	($7,995)
Increased in non-allowable assets: CRD	(121)
Roundings:	(1)

Total adjustments		(3,117)
Net capital per audited statements		$156,458

Corporate Investments Group, Inc. Schedule I- Computation of Net Capital Requirements Pursuant to Rule 15c3-1 As of December 31, 2015
Computation of net capital
Common stock	$1
Additional paid-in capital	87,904
Retained earnings	90,947

Total slockholders’ equity		$178,853
Less: Non-allowed assets
Property and equipment, net	(1,627)
Receivable from Officer	(15,000)
Other recebvables	(398)
Prepaid expense	(3,870)
Deposit	(1,500)

Total non-allowable assets		(22,395)

Net capital		156,458

Computation of net capital requirements
Minimum net capital requiremenas
6 2/3 percent of net aggregate indebtedness	$2,279
Minimum dollar net capital required	$100,000

Net capital required (greater of above)		(100,000)
Excess net capital		$56,458

Ratio of aggregate indebwedness to net capital	0.21:1

There was a difference of $3,117 between net capital computation shown here and the net capital computation shown on the Company's unaudited Form X-17A-5 report dated December 81, 2015 (See Note 10).

Schedule II- Computation for Determining of Reserve

Requirements Pursuant to Rule 15c3-3

As of December 31, 2015

A computation of reserve requirements is not applicable to Corporaje Investments Group, Inc. as the Company qualifies for exemption under Rule 15c3-3(k)(2)(ii).

Schedule III - Information Relating to Possession or Control

Requirements Pursuazt to Rule 15c3-3

As of December 31, 2015

Information relating to possession or control requirements is not applicable to Corporate Investments Group, Inc. as the Company qualifies for exemption under Rule 150-3(k)(2)(ii).

PART IIH-EXHIBITS

Index To Exhibits and Exhibit Description

Exhibit No.	Exhibit Description
1.1	Articles of Incorporation
2.1	Corporate Bylaws
3.1	Subscription Agreement

SIGNATURLS

Pursuant to the requirements of Regulation A, the issuer certiﬁes that it has reasonable grounds to believe that it meets all of the requirements for ﬁling on Form 1-A and has duly caused this Offerins Circular to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, IL, on February 17, 2017.

Corporame Investments Group, Inc.

By: /s/ Andy Lam

By Andy Lam as Chief Executive Officer of Corporate Investments Group, Inc.

Dated: February 17, 2017

This Offering Circular has been signed by the following persods in the capacities and on the dates indicated,

/s/ Andy Lam

By Andy Lam as Chief Executive Officer of Corporate Investments Group, Inc.

Dated: February 17, 2017

___________________________________________  _________________________________

         (Signature) (Date)

/s/ Jade Lam

By Jade Lam as Chief Financial Officer of Corporate Inveotments Group, Inc.

Dated: February 17, 2017

___________________________________________  _________________________________

         (Signature) (Date)